TROUTMAN SANDERS LLP Attorneys at Law Troutman Sanders Building 1001 Haxall Point Richmond, Virginia 23219 804.697.1200 telephone 804.697.1339 facsimile troutmansanders.com

Exhibit 5.1

January 26, 2009

C&F Financial Corporation

802 Main Street

West Point, Virginia 23181

Re:	C&F Financial Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to C&F Financial Corporation, a Virginia corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the offer and sale of: (1) a warrant dated January 9, 2009 (the “Warrant”) to purchase 167,504 shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”); and (2) 167,504 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares,” and together with the Warrant, collectively, the “Securities”), pursuant to a Letter Agreement, dated as of January 9, 2009 (the “Letter Agreement”), between the Company and the United States Department of the Treasury. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (1) the Registration Statement; (2) specimen certificates representing the Common Stock; (3) the Articles of Incorporation of the Company as currently in effect; (4) the Bylaws of the Company as currently in effect; (5) the Warrant; and (6) a copy of certain resolutions of the Board of Directors of the Company relating to the Letter Agreement and the issuance of the Securities contemplated thereby and other matters.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the

ATLANTA            CHICAGO            HONG KONG             LONDON            NEW YORK            NEWARK             NORFOLK            ORANGE COUNTY RALEIGH            RICHMOND            SAN DIEGO             SHANGHAI             TYSONS CORNER             VIRGINIA BEACH             WASHINGTON, DC

January 26, 2009

conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that (except to the extent we have opined on such matters below) such documents constitute or will constitute valid and binding obligations of the parties thereto. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Our opinions set forth below are limited to the laws of the Commonwealth of Virginia and, with respect to our opinion in clause (i) in the next paragraph, the State of New York, and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the laws of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated. The Securities may be sold from time to time on a delayed or continuous basis, and our opinions are limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that (i) the Warrant constitutes the binding obligation of the Company, and (ii) the Warrant Shares, when issued upon exercise of the Warrant and paid for as contemplated in the Warrant, will be duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed in clause (i) of the preceding paragraph is subject to the exception that enforcement thereof may be limited by (1) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, liquidation, receivership, conservatorship, readjustment of debt, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and general principles of materiality, reasonableness, good faith and fair dealing; (2) the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law; and (3) public policy considerations that may limit the rights of the parties to obtain further remedies.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission. This opinion is expressed as of the date

January 26, 2009

hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Troutman Sanders LLP